Victory Capital Management Inc.
Code of Ethics
Effective August 1, 2013

Table of Contents

I	Introduction	3
II	Executive Summary	3
III	Definitions	4
IV	Culture of Compliance	5
V	Policy Statement on Insider Trading	6
VI	Conflicts of Interest	8
VII	Standards of Business Conduct	11
VIII	Standards of the Victory Capital Management Code of Ethics	11
IX	Sanction Guidelines	15
X	Reporting to the Board of Directors	16
	List of Advised and Sub-Advised Funds	Appendix I

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I. Introduction
Victory Capital Management Inc. (“Victory”) is a Registered Investment Adviser and has a fiduciary responsibility to its clients. Both employees and representatives of Victory have a responsibility to aspire to the highest ethical principles. Moreover, each employee is required to comply with all applicable Federal and State Securities Regulations. The Victory Code of Ethics, (“Code”) describes duties to clients and to Victory. The Code also describes additional obligations under applicable regulations, and sets forth certain standards that have been adopted by Victory to ensure its employees fulfill such duties and obligations.
Victory Capital Advisers, Inc., a Victory affiliate, is a registered broker dealer and principal underwriter of the Victory Funds and adopted this Code in compliance with Rule 17j-1(b) of the Investment Company Act of 1940, as amended, (“Investment Company Act”) on December 15, 2007, and all subsequent revisions.
II. Executive Summary
Victory recognizes the importance to its employees of being able to manage and develop their own and their dependents’ financial resources through long-term investments and strategies. However, because of the potential conflicts of interest inherent in our business, and our industry, Victory has implemented certain standards and limitations designed to minimize these conflicts and help ensure that we focus on meeting our duties as a fiduciary to our clients.
Consequently, material violation(s) of the Code will be subject to harsh sanctions. Systemic issues regarding material violations of the Code may result in additional limitations on personal securities trading or other sanctions being imposed by the Victory Board of Directors.
As we have witnessed in the markets, reputation is extremely important. Victory will not tolerate blemishes on the firm’s record as a result of careless personal trading.

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III. Definitions
“Access Personnel” or “Access Person” — Any employee of Victory or anyone deemed an Access Person by the Chief Compliance Officer (“CCO”) unless otherwise determined by the CCO to be exempt from this definition.
“Beneficial Interest” — The following persons or entities having the opportunity to profit or share directly or indirectly in any profit derived from such.
•	Any employee.

•	Any member of the employee’s immediate family sharing the same household.

•	Any partnership as to which the employee is a general partner.

•	Any account for which (a) the employee is the trustee and such employee or any member of his or her immediate family is a beneficiary, (b) the employee is a beneficiary and controls or shares control of the trust’s investments, or (c) the employee is a settler, has the power to revoke the trust without the consent of another person and shares investment control over the trust’s investments.
“Material Violation” — May include any or all of the following:
•	An intentional violation of the Standards of Business Conduct. (See Section VII)

•	Any violation deemed material by the CCO with the concurrence of the Compliance Committee and the Victory Board of Directors.
“Portfolio Management Teams"- all members of a portfolio management team including all research analysts and market traders as defined by Compliance.
“Reportable Fund” or “Fund” — any registered investment company for which Victory is an investment adviser or a sub-adviser, or any registered investment company whose investment adviser or principal underwriter controls Victory, is controlled by Victory, or is under common control with Victory. (See Appendix I)
“Reportable Security” — a security other than the following excluded securities: (i) direct obligations of the Government of the United States, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements, (iii) shares issued by money market funds, (iv) and open-ended investment companies that are not managed by Victory, none of which are reportable.

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IV. Culture of Compliance
The primary objective of Victory’s business is to provide value, through investment advisory and other financial services, to a wide range of clients, including governments, corporations, financial institutions, high net worth individuals and pension funds.
Victory requires that all dealings on behalf of existing and prospective clients be handled with honesty, integrity and high ethical standards, and that such dealings adhere to the letter and the spirit of applicable laws, regulations and contractual guidelines. As a general matter, Victory is a fiduciary that owes its clients a duty of undivided loyalty, and each employee has a responsibility to act in a manner consistent with this duty.
When dealing with, or on behalf of, a client, every employee must act solely in the best interests of that client. In addition, various comprehensive statutory and regulatory structures such as the “Investment Company Act”, the Investment Advisers Act of 1940, as amended, (“Advisers Act”) and the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), all impose specific responsibilities governing the behavior of personnel in carrying out their responsibilities to clients. Victory and its employees must comply fully with these rules and regulations. The Legal and Compliance Department personnel are available to assist employees in meeting these requirements.
All employees are expected to adhere to the high standards associated with our fiduciary obligations, including the exercise of care and loyalty to clients, competency, diligence and thoroughness, and trust and accountability. Further, all employees must actively work to avoid the possibility that the advice or services we provide to clients is, or gives the appearance of being, based on the self-interests of Victory or its employees and not the clients’ best interests.
Since no set of rules can anticipate every possible situation, it is essential that employees and representatives follow these rules in letter and in spirit. Any activity that compromises Victory’s integrity, even if it does not expressly violate a rule, may result in scrutiny or further action from the CCO. In some instances, the CCO holds discretionary authority to apply exceptions under the Code based on sufficient cause. In the CCO’s absence, the CCO may delegate his or her authority to the Chief Legal Officer.
Our fiduciary responsibilities apply to a broad range of investment and related activities, including sales and marketing, portfolio management, securities trading, allocation of investment opportunities, client service, operations support, performance measurement and reporting, new product development as well as one’s personal investing activities. These obligations include the duty to avoid material conflicts of interest (and, if this is not possible, to provide full and fair disclosure to clients in communications), to keep accurate books and records, and to supervise personnel appropriately. These concepts are further described in the Sections that follow.

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V. Policy Statement on Insider Trading
A. Introduction
Victory seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by our clients is something we should value and endeavor to protect. To further that goal, this Policy Statement implements procedures to deter the misuse of material, non-public information in securities transactions.
Trading securities while in possession of material, non-public information or improperly communicating that information to others may expose you to stringent penalties. Criminal sanctions may include fines of up to $1,000,000 and / or ten years imprisonment. The Securities and Exchange Commission (SEC) can recover the profits gained or losses avoided through volatile trading, a penalty of up to three (3) times the illicit windfall, and an order permanently barring you from the securities industry. Finally, you may be sued by investors seeking to recover damages for insider trading violations.
Regardless of whether a regulatory inquiry occurs, Victory views seriously any violation of this Policy Statement. Such violations constitute grounds for disciplinary sanctions, up to and including dismissal.
B. Scope of the Policy Statement
This Policy Statement is drafted broadly; it will be applied and interpreted in a similar manner. This Policy Statement applies to securities trading and information handling by Access Persons and any personal accounts in which they have beneficial interests.
The law of insider trading is unsettled; an individual legitimately may be uncertain about the application of the Policy Statement in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. You should direct any questions relating to the Policy Statement to the CCO, or his or her designee within the Legal and Compliance Department. You also must notify Compliance immediately if you have any reason to believe that a violation of the Policy Statement has occurred or is about to occur.
C. Policy Statement
No person to whom this Policy Statement applies, may trade, either personally or on behalf of others, while in possession of material, non-public information; no personnel of the Adviser may communicate material, non-public information to others in violation of the law. This section reviews principles important to the Policy Statement.

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1. What is Material Information?
Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this information, when disclosed, will have a substantial effect on the price of a company’s securities. You should direct any questions about whether information is material to Compliance.
Material information often relates to a company’s results and operations including, for example, dividend changes, earning results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.
Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material. For example, the U.S. Supreme Court has upheld the criminal convictions of insider trading defendants who capitalized on prepublication information from the Wall Street Journal’s “Heard on the Street” column.
2. What is Non-Public Information?
Information is “public” when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or the Wall Street Journal or some other publication of general circulation and after sufficient time has passed so that the information has been disseminated widely.
3. Identifying Inside Information
Before executing any trade for yourself or others, including client accounts, you must determine whether you have access to material, non-public information. If you think that you might have access to material, non-public information, you should take the following steps.
(a)	Report the information and proposed trade immediately to Compliance.

(b)	Do not purchase or sell the securities on behalf of yourself or others, including the Accounts.

(c)	Do not communicate the information inside or outside the Adviser, other than to Compliance, and your supervisor if necessary.

(d)	After Compliance reviews the issue, Victory will determine whether the information is material and non-public and, if so, what action the firm should take.
You should consult with Compliance before taking any action. This degree of caution will protect you, your clients and the firm.

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4. Contact with Public Companies
The Adviser’s contacts with public companies represent an important part of our research efforts. The Adviser may make investment decisions on the basis of the firm’s conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, an employee or other person subject to this Policy Statement becomes aware of material, non-public information. This could happen, for example, if a company’s Chief Financial Officer were to prematurely disclose quarterly results to an analyst, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the Adviser must make a judgment as to their further conduct. To protect yourself, your clients and the firm, you should contact Compliance immediately if you believe that you may have received material, non-public information.
5. Tender Offers
Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material, non-public information regarding a tender offer received from the tender offer-or, the target company or anyone acting on behalf of either. Employees and others subject to this Policy Statement should exercise particular caution any time they become aware of non-public information relating to a tender offer.
VI. Conflicts of Interest
A “conflict of interest” exists when a person’s private interests may be contrary to the interests of Victory’s clients or to the interests of Victory shareholders.
A conflict situation can arise when a Victory employee takes actions or has interests (business, financial or otherwise) that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may arise, for example, when a Victory employee, or a member of his or her family, receives improper personal benefits (including personal loans, services, or payment for services that the Victory employee performs in the course of Victory business) as a result of his or her position at Victory, or gains personal enrichment or benefits through access to confidential information. Conflicts may also arise when a Victory employee, or a member of his or her family, holds a significant financial interest in a company that does a significant amount of business with Victory or has outside business interests that may result in divided loyalties or compromise independent judgment. Moreover, conflicts may arise when making securities investments for personal accounts or when determining how to allocate trading opportunities.
Conflicts of interest can arise in many common situations, despite one’s best efforts to avoid them. This Code does not attempt to identify all possible conflicts of interest. Literal compliance with each of the specific procedures will not shield you from liability for personal trading or other conduct that violates your fiduciary duties to our clients. Victory employees are encouraged to seek clarification of, and discuss questions about, potential conflicts of interest. If you have questions about a particular situation or become aware of a conflict or potential conflict, you should bring it to the attention of your supervisor, the CCO or a representative of the Legal and Compliance Department.

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The following areas represent many common types of conflicts of interests however, the list is not intended to be an exclusive list. In these instances, Victory employees must follow these procedures set forth below:
•	Gifts — Although gifts are often acceptable and considered a courtesy, gifts may also have the intent of improperly influencing the recipient. Therefore, gifts of nominal value may be accepted or provided from present or prospective customers, supplier, or vendors with whom a Victory employee maintains an actual or potential business relationship. However, Victory employees must disclose via the Legal and Compliance Department’s electronic reporting system all gifts in excess of $10 and in general, the gift may not exceed, in the aggregate $100 in value, from any one individual/entity in any calendar year, unless approval is obtained from the employee’s direct supervisor and CCO. Please note, no lavish gifts may be provided or accepted. Furthermore, gifts of prizes in cash, check, cash card, or other cash equivalent in any amount is not permitted. A Victory employee is prohibited from soliciting, demanding, or accepting anything of value with intent to be influenced or rewarded in connection with any business transaction or relationship involving Victory. See Victory’s Gifts and Entertainment Policy for more information.

•	Entertainment — Entertainment that facilitates the discussion of business and fosters good business relationships is welcomed as long as the entertainment event, in excess of $10 per occurrence, is disclosed via the Legal and Compliance Department’s electronic reporting system. Disclosure must be prompt. If the customer, supplier or vender is not present, the entertainment is considered a gift. Victory employees are not permitted to engage in lavish entertainment or entertainment that is not reasonable or customary to the employee’s type of business. Also, entertainment should not be accepted from a vendor or business partner who is actively bidding for, negotiating, or re- negotiating business with Victory. See Victory’s Gifts and Entertainment Policy for more information.

•	Personal Political Activities and Contributions — Victory employees may participate in the political process and may make personal political contributions, as long as the contributions are pre-approved by the Legal and Compliance Department via the Legal and Compliance Department’s electronic reporting system and employees participate in the process as individuals not as representatives of Victory. An employee may make aggregate contributions of up to $350 per election, per candidate if the employee is entitled to vote for the candidate. If the employee cannot vote for the candidate, then the aggregate limit is $150 per election. All contributions must be pre-approved by the Legal and Compliance Department. See Victory’s Political Contributions Policy for more information on permitted activities and the disclosure procedure.

•	Holding Political Office/Appointments — A Victory employee must avoid a political appointment which may conflict with the performance of the employee’s duties for Victory. Prior written approval must be obtained from the CCO before holding political office and the activity must be reported annually to the Legal and Compliance Department. Also, an employee must remove himself/herself from discussions and decisions regarding Victory, its products and services and when Victory may be a competitor for the business.

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•	Bequests — A bequest is the act of leaving or giving something of value in a will. The acceptance of a bequest from a client or business partner may raise questions about the propriety of that relationship. You must report any potential or actual bequest in excess of $100 made to you by a client, vendor, or business partner under a will or trust agreement to the Legal and Compliance Department. Such bequests shall be subject to the approval of the employee’s manager and CCO.
For additional information on any of these potential conflicts, please contact a member of the Leal and Compliance Department.
SERVICE AS A DIRECTOR
No employee of Victory may serve on the board of directors of any publicly traded company absent prior approval of the CCO and the Chief Executive Officer (CEO) based upon a determination that such board service would be consistent with the interests of any investment company as to which Victory serves as an investment adviser and to its shareholders. Service on the board of directors of a for-profit or public company must also be pre-approved by the employee’s direct manager and Compliance.
OTHER PROHIBITIONS ON CONDUCT
Besides the specific prohibitions contained elsewhere in the Code, Victory employees are, of course, subject to a general requirement not to engage or participate in any act or practice that would defraud Victory clients. This general prohibition includes:
•	Making any untrue statement of a material fact or employing any device, scheme or artifice to defraud a client;

•	Omitting to state (or failing to provide any information necessary to properly clarify any statements made, in light of the circumstances) a material fact, thereby creating a materially misleading impression;

•	Making investment decisions, changes in research ratings and trading decisions other than exclusively for the benefit of, and in the best interest of, our clients;

•	Using information about investment or trading decisions or changes in research ratings (whether considered, proposed or made) to benefit or avoid economic injury to you or anyone other than our clients;

•	Taking, delaying or omitting to take any action with respect to any research recommendation, report or rating or any investment or trading decision for a client in order to avoid economic injury to you or anyone other than our clients;

•	Purchasing or selling a security on the basis of knowledge of a possible trade by or for a client with the intent of personally profiting from personal holdings in the same or related securities (“front-running” or “scalping”);

•	Revealing to any other person (except in the normal course of your duties on behalf of a client) any information regarding securities transactions by any client or the consideration by any client of any such securities transactions; or

•	Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on a client or engaging in any manipulative practice with respect to any client.

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VII. Standards of Business Conduct
•	Every employee has a duty to place the interests of any Victory client account first and not take advantage of their positions at the expense of Victory or its clients.

•	Victory employees must not mislead or defraud its clients in any statement, act or manipulative practice.

•	All personal securities transactions must be conducted in a manner to avoid any actual, potential or appearance of a conflict of interest, or any abuse of employee’s position of trust and responsibility with Victory.

•	Victory employees may not induce or cause a client to take action, or not to take action, for personal benefit.

•	Victory employees may not share portfolio holdings information except as permitted under Victory Policy B-15, Disclosures of Portfolio Securities.
VIII. Standards of the Victory Capital Management Code of Ethics
A. Personal Trading and Limitations
Access Personnel must maintain adequate records of all personal securities transactions. Access Personnel may open and maintain fee-based managed accounts or brokerage accounts where the broker has full discretion (“Managed Accounts”). There are no limitations on types of securities held in Managed Accounts. The following requirements must be met:
•	Requests must be submitted and approved in writing.

•	Brokers carrying the account must provide duplicate confirmations of each transaction in the account to Compliance.

•	Access Persons must not exercise any control or influence over the transactions.
Access Personnel may open and maintain personal brokerage accounts in which they retain investment discretion (“Personal accounts”). Victory Compliance must receive duplicate confirmations for each transaction directly from the broker.
Access Personnel may hold and trade the following securities (“Allowable Securities”) in Personal Accounts:
•	Mutual Funds

•	Exchange Traded Funds

•	Exchange Traded Notes

•	Index options (i.e. On the S&P 500, not on individual securities)

•	Securities in Periodic Investment Plans (PIP)

•	Securities in existing Dividend Reinvestment Plans

•	Unit Investment Trusts

•	Fixed Income Securities (including Trust Preferreds)
In addition, Access Personnel may not purchase equity positions in Personal Accounts. Access Personnel may hold and redeem equity positions but redemptions must be pre-cleared. Redemption requests will be approved based on current holdings of Victory Portfolios, unless otherwise exempted by the CCO.

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Short-Selling IS PROHIBITED.
Mandatory Holding Period
All reportable securities purchased by an Access Person must be held for forty-five (45) days. All permitted options purchased by an Access Person must be held for thirty (30) days. Any gains generated by trading a Reportable Security or permitted option within the stated period may be required to be surrendered.
Contra-Trading Rule
No Victory Portfolio Manager or his or her respective team member(s) may sell a security that is held in any personal account which he or she manages unless he or she receives written approval from either the CCO, or his or her designee within the Legal and Compliance Department.
B. Employee Reporting and Pre-Clearance Requirements
The following requirements are required under the Code of Ethics. Failure to comply will result in possible sanctions imposed by the Victory Compliance Committee and Board of Directors.
Initial Holdings Report/Annual Holdings Report
An Initial Holdings Report must be submitted within ten (10) calendar days of becoming an Access Person. No personal trading will be authorized before the the Legal and Compliance Department has received a completed Initial Holdings Report along with a new hire packet unless, CCO approval has been expressly granted. In addition, an Annual Holdings Report must be submitted on an annual basis. Non-Reportable Funds that are held direct with the Fund Company do not need to be reported. Compliance will review and record the date of all reports received.
These reports must include the following information:
•	The date when individual became an Access Person (Initial Holdings Report only).

•	The name of each brokerage account regardless of its holdings, in which any securities are held in the beneficial interest of the Access Person. The broker dealer or financial institution holding these accounts must be indicated.

•	Each Reportable Security or Fund in which the Access Person has a beneficial interest must be reported if held in an account, including title, number of shares, and principal amount. Holdings information must be current as of thirty (30) calendar days before the report is submitted.
Quarterly Securities Transaction Report (STR)
•	The STR must be submitted to Compliance no later than twenty (20) calendar days following the end of each quarter.

•	The report must describe each non-exempt transaction effected during the preceding quarter in any Reportable Security or Fund. Each transaction must include the following information: date, number of shares, principal amount of securities involved, nature of the transaction, price effected by, and the name of the broker dealer or financial institution which affected the transaction.

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•	The report must describe any account established in the preceding quarter, and include the following information: account name, account number, name and address of the broker dealer or financial institution at which the account is established, and the date of establishment.

•	Transactions in the following securities and or accounts are exceptions from quarterly reporting requirements:
ƒ	Open-ended investment companies (mutual funds) unless advised or sub-advised by Victory (See Appendix I)

ƒ	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements,

ƒ	Periodic Investment Plans

ƒ	Dividend Reinvestment Plans
Preclearance Guidelines for All Access Personnel
A Personal Trading Request (PTR) is only valid for the date in which Compliance approves the trade.
All Access Personnel must obtain pre-clearance from Compliance via the electronic reporting system for the following Allowable Securities, prior to affecting the transaction in Personal Accounts:
™	Mutual funds which Victory sub-advises

™	Exchange Traded Funds and Exchange Traded Notes

™	Index options

™	Equity redemptions

™	Victory Fund transactions in excess of $1 million or 1% of the outstanding shares, whichever is less, performed by Victory Fund portfolio managers and their individual team members, in the Victory Fund managed by such team (defined as a “Significant Redemption”)

™	Private placements (including the Victory Capital Series, LLC)

™	Below investment grade fixed income securities
•	Effective July 1, 2011, Victory Fund transactions are not required to be pre- cleared unless considered a Significant Redemption.

•	Transactions effected in Managed Accounts are not required to be pre-cleared.
C. Additional Requirements
Limited Offerings (Private Placements)
No Access Person may acquire a Beneficial Interest in a private placement without the prior approval of the CCO and his or her direct supervisor. Private placements are reportable in the initial placement on the STR. Subsequent capital contributions and full/partial redemptions must be pre-cleared utilizing a PTR submission. This includes Victory Capital Series LLC. This requirement does not include transactions of Victory Capital Holdings securities.

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Market Timing Mutual Fund Transactions
Access Personnel shall not participate in any activity that may be construed as market timing of mutual funds.
D. Whistleblower Provisions
If an Access Person believes that there has been a violation of any of the rules of this Code, the employee must promptly notify the CCO or Chief Legal Counsel. As an alternative, employees may also report anonymously to the Victory Ethics telephone hotline at 800-584-9055. Access Personnel are protected from retaliation for reporting violations to this Code. Retaliation or the threat of retaliation against an Access Person for reporting a violation constitutes a further violation of this Code and may lead to immediate suspension and further sanctions.
E. Certification of Compliance
Each Access Person is required to certify annually that he or she:
•	has read and understands this Code;

•	recognizes they are subject thereto;

•	has complied with the requirements of this Code;

•	has disclosed or reported all personal securities transactions as required within this Code; and

•	has read and understands compliance policies.
F. Review Procedures
Compliance will maintain review procedures consistent with this Code.
G. Sanctions
Each employee is responsible for conducting his or her personal trading activities in accordance with the parameters set-forth within this Code. If an employee violates these parameters, certain sanctions will be enforced. The chart in Section IX demonstrates the violation level and the possible resulting action(s). This chart is not intended to be all inclusive. The CCO and the Compliance Committee may make exceptions to these provisions at their discretion.
Sanctions imposed will correlate to the severity of the violation. The CCO may recommend escalation to the Victory Board of Directors and Compliance Committee. When necessary, the Victory Board of Directors will obtain input from the Compliance Committee and the CCO when determining the materiality of an action.
The CCO holds discretionary authority and in addition to other sanctions, may revoke personal trading privileges for any length of time. Additionally, the Victory CCO and Victory CEO may impose a monetary penalty for the violation(s). The CCO will report all violations and sanctions to the Compliance Committee. The CCO reserves the right to lift personal trading sanctions in response to market conditions.

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IX. SANCTION GUIDELINE MATRIX

Violation Description	Action(s)
Minor Violation(s)
•   Employee provides incorrect or incomplete account or trade information.
•   Employee engages in a pattern of unusual and/or excessive trading.
•   Employee traded without pre-clearance approval when normally Compliance would have approved the trade if approval had been sought.
•   Employee did not submit a complete or timely initial or annual holdings report or a securities transactions report.
•   Employee did not provide Compliance a duplicate confirmation after Compliance notified the employee of the missing duplicate confirmation.

•   Legal and Compliance Department may question employee and document response.
•   Legal and Compliance Department will send a warning letter citing the offense.
•   CCO and The Compliance Committee are notified of those cited with warnings.

Technical Violation(s)
•   Employee traded without pre-clearance approval or supplied incorrect information when normally Compliance would not have approved the trade if approval had been sought.
•   Employee fails to report the existence of an account.
•   Repeat pattern of any violation(s).

•   Legal and Compliance Department may question employee and document response.
•   Legal and Compliance Department will send a letter citing the offense.
•   The Compliance Committee is notified of those cited with warnings.
•   Human Resources may document violation in employee files.
•   Employee may be required to break the trade and disgorge profits.
•   Employee may be barred temporarily from personal trading privileges.

Repeat Technical Violation(s) • Any technical violation of the VCM Code of Ethics repeated by the employee at least two (2) times during the last twelve (12) months.
•   CCO meets with Manager and Employee to discuss violation-written attestation.
•   Human Resources may document violation in employee files.
•   Employee may be required to break the trade and disgorge profits.
•   Employee may be barred temporarily from personal trading privileges.

Material Violation/ Fraudulent Violation(s)
•   Intentional violation of business conduct standards
•   Front-running, scalping or other evidence of fraud.
•   Any violation deemed material by the CCO with the concurrence of the Compliance Committee and the VCM Board of Directors

•   Compliance Committee will review violations and recommend disciplinary sanctions and penalties up to and including termination.
•   Material violations trigger reporting to the Board of Directors and clients where applicable.
•   Possible criminal sanctions imposed by regulators.

• $10,000 fine imposed by VCM Board of Directors (Charitable donation- no tax benefit may be realized for the donation). • Disgorgement of profits.

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Reconsideration
If an Access Person wishes to dispute a violation notice, he or she may submit a written explanation of the circumstances of the violation to the CCO. The CCO and the CEO will review all explanations.
X. Reporting to Victory Fund Board
At least annually, Victory will provide the Victory Fund’s Board of Directors with the following information.
•	Material violations under this Code and any sanctions imposed as a response to the material violation(s).

•	Certification that Victory has adopted procedures necessary to prevent Access Persons from violating this Code.

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Appendix I
Investment Companies Advised by Victory:
Victory Institutional Funds
Victory Portfolios
Victory Variable Insurance Funds
Private Placements Advised by Victory:
Victory Capital Series, LLC
Investment Companies Sub-advised by Victory:
Thrivent Partner Worldwide Allocation Fund
Thrivent Partner Worldwide Allocation Portfolio
Wilshire Large Company Growth Portfolio
Wilshire Variable Insurance Trust Equity Fund
Vantage Point Growth Fund
Columbia Management Mid Cap Value Fund
USAA Emerging Markets Fund

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